Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A for Cohen & Steers Institutional Global Realty Shares, Inc. of our report dated February 18, 2014, relating to the financial statements and financial highlights which appears in the December 31, 2013 Annual Report to Shareholders of Cohen & Steers Institutional Global Realty Shares, Inc., which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Counsel and Independent Registered Public Accounting Firm” in such Registration Statement.

PricewaterhouseCoopers LLP

New York, New York

April 28, 2014